certain identified information CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT because it is both not material and is the type that the registrant treats as private or confidential.

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Exhibit 10.30

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made and entered into this 11th day of December 2023 (“Effective Date”).

BY AND BETWEEN

(1)
Mereo BioPharma 2 Limited, a company incorporated in England and Wales, with its principal place of business at 4th Floor, One Cavendish Place, London, W1G 0QF, United Kingdom (“Mereo”);

and

(2)
ReproNovo SA, a company incorporated in Switzerland, with its principal place of business at Rue de Langallerie 11, CH-1003 Lausanne, Switzerland (“ReproNovo”).

Background

WHEREAS, Mereo owns certain intellectual property rights with respect to the Product in the Territory; and

WHEREAS, subject to the terms and conditions of this Agreement, ReproNovo desires to develop, distribute, market and sell the Product in the Territory; and

WHEREAS, ReproNovo has access to market information, experience in business practices and expert knowledge in relation to the registration/development, marketing, distribution and sales of pharmaceutical products within the Territory; and

WHEREAS, Mereo wishes to grant to ReproNovo, and ReproNovo wishes to take, an exclusive license in and to Mereo's intellectual property in the Product, in the Field, in the Territory, subject to and in accordance with the terms of this Agreement.

Terms

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mereo and ReproNovo hereby agree to be legally bound as follows:

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1.
DEFINITIONS AND INTERPRETATION
1.1
The words and expressions set out below shall have the following meanings when used in this Agreement (including the recitals):

“Accounting Standards” means, with respect to a Party, that such Party shall maintain records and books of accounts in accordance with (a) United States Generally Accepted Accounting Principles or (b) to the extent applicable, International Financial Reporting Standards as issued by the International Accounting Standards Board, in each case, consistently applied;

“Acquired Affiliates” means those entities which become Mereo Affiliates after the Effective Date through merger or acquisition with, by or of a Third Party(ies);

“Affiliate” means any Person that directly or indirectly through one or more intermediaries' controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, ‘control’ shall mean (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of the power to direct the management or policies of such non-corporate entities, whether through ownership of voting securities, by contract relating to voting rights or governance, or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party then without any further action such Person shall cease to have any rights, including rights by operation of license or sublicense, under this Agreement by reason of being an Affiliate of such Party;
“Agreement” has the meaning set forth in the preamble of this Agreement;
“Annual Net Sales” means, on a country-by-country or whole Territory basis, as the context requires, all Net Sales during any Calendar Year during the Term;
“API” means Leflutrozole (BGS-649), the active pharmaceutical ingredient for the Product, as more specifically described in [***];

“Applicable Laws” means all applicable federal, state, local, foreign, national or multinational laws, statutes, ordinances, rules, regulations and/or any orders, rules, regulations, regulatory guidelines or other requirements of any court, regulatory agency or other governmental authority, any

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major national securities exchange or listing organisation or any similar provision having the force or effect of law that may be in effect from time to time during the Term and which is applicable to an activity or a Party under this Agreement, including all applicable regulatory laws;

“Blocking 3rd Party Patent” with respect to any country, a Patent in such country controlled by a Third Party that covers and would be infringed by the Exploitation of the Product;

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Lausanne, Switzerland or London, England, are permitted or required by Applicable Laws to remain closed;

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to January 1, 2023 and the last Calendar Quarter shall end on the last day of the Term;

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2023 and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term;

“Commercially Reasonable
Efforts” means, with respect to the efforts to be expended by a Party in carrying out activities for which it is responsible under this Agreement, the level of effort and resources applied hereunder consistent with the exercise of reasonable and diligent efforts and resources comparable to the efforts and resources that companies with reasonable financial resources and of a similar size in the pharmaceutical industry developing and commercializing human therapeutic drugs would typically devote, when using prudent scientific and business judgment, to the development and commercialization of other products and product candidates that are at a similar stage of development or commercialization and have similar market potential, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, pricing and reimbursement issues, and other

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relevant factors commonly considered in similar circumstances;
“Completion of Enrolment” means the close of enrolment following the accrual of patients into a Phase II or Phase III trial as applicable. Halting enrolment due to a safety issue or request by a Regulatory Authority will not be considered to be Completion of Enrolment;

“Confidential Information” means any confidential scientific, technical, marketing, regulatory, business and/or financial information or data of a Party, including the terms of this Agreement, all information relating to the API and the Product and/or the development, sale and distribution of the Product including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents and biological methodology, any strategy for the prosecution, maintenance, enforcement and defense of Patents and any confidential Intellectual Property Rights, which is/are disclosed by or on behalf of a Party to the other Party or its Affiliate, Sublicensee or representative, directly or indirectly, whether orally, visually, in writing, electronically or in any other form, pursuant to the terms of this Agreement or the Confidentiality Agreement between the Parties dated 27 July 2021, whether prior to, on or after the Effective Date, but excluding (i) any information that is, or becomes available, in the public domain from time to time, other than information which enters the public domain as a result of a breach by the receiving Party of its obligations under this Agreement; (ii) information that was known by or in the possession or control of the receiving Party without any obligation of confidentiality prior to the date of its actual receipt from the disclosing Party; (iii) information that is available, or becomes available, to the receiving Party from sources not bound by a similar confidentiality obligation with the disclosing Party; and (iv) information that was or is subsequently independently developed by the receiving Party without use of the Confidential Information of the other Party as demonstrated by competent written records. Specific aspects or details of

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Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party;
“Control” means, with respect to any item of information (including Confidential Information), material or Intellectual Property Right, the possession of the right, whether directly or indirectly, and whether by ownership, license or covenant not to sue, to grant a license, sublicense or other right to or under such information (including Confidential Information), material or Intellectual Property Right; provided that solely with respect to any such item of information (including Confidential Information), material or Intellectual Property Right developed, acquired or licensed by a Party after the Effective Date: (a) as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; and (b) neither Party shall be deemed to Control any item of information (including Confidential Information), material or Intellectual Property Right of a Third Party if access by the other Party requires or triggers a payment obligation unless the other Party agrees to bear such payment obligation. “Controlled” has a corresponding meaning;
“Cover” or “Covers” means, with reference to a Patent in a country in the Territory, that the performance of one or more activities related to the development, registration, manufacture, use, sale, offer for sale, marketing, commercialization, distribution, importation or exportation of the Product would, but for the rights granted by Mereo to ReproNovo under this Agreement, infringe, directly or indirectly, at least one claim of such Patent in such country in the Territory where such activities occur;
“Debarred Entity” has the meaning set forth in Section 7.1(d);
“Distributor” means any Person appointed by ReproNovo or any Sublicensee or any of their Affiliates to distribute, market and sell a Product, with or without packaging rights, in one or more countries in the Territory in circumstances where such Person purchased its requirements of Product from ReproNovo or any Sublicensee or any of their Affiliates but does not otherwise make any royalty or other revenue-based payment to ReproNovo or any Sublicensee or any of their

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Affiliates with respect to their intellectual property rights in connection with its sales of such Product;
“Effective Date” has the meaning set forth in the preamble of this Agreement;
“EMA” means European Medicines Agency and any successor agency thereto;
“Exploit” to make, have made, import, use, sell or offer for sale, including to develop, commercialize, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of; it being understood that "Exploitation" means the act of Exploiting a compound, product or process;
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto;
“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act;
“Field” means all therapeutic, prophylactic and diagnostic uses of the Product regardless of the form or method of administration, both in humans and animals. Field also includes new indications for the Product as they are discovered/authorized;
“First Commercial Sale” means, on a country-by-country basis, the first sale for monetary value by ReproNovo or its Affiliates or their Sublicensees of the Product in such country in the Territory under this Agreement to a Third Party, after such Product has been granted Regulatory Approval (including for these purposes any pricing and reimbursement approval that may be required) by the applicable Regulatory Authority in such country in the Territory. Sales prior to receipt of all Regulatory Approvals for such Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales” shall not be construed as a “First Commercial Sale”. For the avoidance of doubt, First Commercial Sale excludes transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical or regulatory purposes;
“First Patient First Visit” means the completion, in accordance with applicable study protocol and regulations, of a first study visit by a human subject in a clinical trial;

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“Force Majeure” means any war, acts of war, revolution, civil commotion, act of terrorism, blockade, epidemic, pandemic, quarantine, embargo, riots, labor disturbance, strike or lock-out, scarcity of raw materials, shortage of power, flood, destruction of production facilities or materials by fire, earthquake, hurricane, tsunami, nuclear disaster, or similar event that is beyond the reasonable control of the Party affected;
“Generic Product” means, on a country-by-country basis with respect to any Product, a pharmaceutical drug product independently developed and sold by a Third Party (which in no event will include ReproNovo or any Sublicensee or any Affiliate of any of them) that: (a) contains the API; and (b) is approved in reliance on the prior approval of the Product as determined by the FDA (pursuant to an Abbreviated New Drug Application) or pursuant to any equivalent and comparable Regulatory Authority and authorization in any other country in the Territory;
“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any variations and extensions thereto and any renewals thereof. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU);
“Indication” means, with respect to the Product, any human disease or condition, or sign or symptom of a human disease or condition, in a particular target patient population;
“Initiation” means the first dosing of a patient in a Phase III clinical trial ;
“Intellectual Property Rights” means all intellectual property and proprietary rights, wherever in the world arising, whether registered or unregistered (and including any application for registration), copyrights, Know-How, trade secrets, database rights, trade mark(s), service marks, goodwill, moral rights, Patents and rights to apply for any of the foregoing;

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“Inventions” means all inventions, whether or not patentable, that are designed, discovered, generated, invented, conceived or reduced to practice by or on behalf of any Party or its respective Affiliates or Sublicensees or both Parties or their respective Affiliates or Sublicensees, whether solely or jointly with any Third Party, in the course of activities performed under this Agreement;
“Knowledge” means the good faith understanding of the facts and information in question;
“Know-How” means any and all tangible, proprietary, confidential, research, technical and scientific information existing as of the Effective Date of this Agreement that is not in the public domain, including information relating to materials, discoveries, unpatented inventions, improvements, practices, methods, protocols, manufacturing techniques, operating manuals, databases, formulas, knowledge, trade secrets, technologies, processes, assays, sources, skills, experience, techniques, data and the results of experimentation and testing;
“Litigation Conditions” has the meaning set forth in Section 8.4;
“Losses” has the meaning set forth in Section 8.1;
“Major Asian Countries” means China and Japan;
“Major European Countries” means United Kingdom, France, Germany, Spain and Italy;
“Mereo” has the meaning set forth in the preamble of this Agreement;
“Mereo Indemnitees” has the meaning set forth in Section 8.1;
“Mereo Intellectual Property” means all Intellectual Property Rights that are Controlled by Mereo or its Affiliates, excluding Acquired Affiliates, as of the Effective Date or during the Term and that are necessary or reasonably useful for the development or commercialization of the Product in the Field in the Territory. For clarity, Mereo Intellectual Property (i) includes the Mereo Patents but excludes any trade marks and the like Controlled by Mereo or its Affiliates, and (ii) includes the Intellectual Property Rights acquired or licensed by Mereo under the Novartis APA;

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“Mereo Patents” means all Patents that are Controlled by Mereo or its Affiliates, excluding Acquired Affiliates, as of the Effective Date or during the Term and that are necessary or useful for the development or commercialization of the Product in the Field in the Territory. For clarity, Mereo Patents includes the Patents acquired or licensed by Mereo under the Novartis APA. The Mereo Patents as at the Effective Date are listed in [***];
“Milestones” has the meaning set forth in Section 4.2;
“NDA” means a New Drug Application (as more fully described in U.S. 21 C.F.R. Parts 314.50 et seq. or its successor regulation) and all amendments and supplements thereto, submitted to the FDA, or any equivalent filing, including a marketing authorisation application, in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, or any similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for the Product, in a country or in a group of countries;
“Net Sales” means, on a country-by-country and Product-by-Product basis in the Territory, with respect to any period for each country, the gross amounts invoiced by ReproNovo, or its Affiliates (each, a “Selling Party”), as applicable, to unrelated Third Parties for sales of a Product in the Field in such country, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid, incurred, allowed, accrued or specifically allocated by the Selling Parties with respect to the sale of such Product in such country and not otherwise recovered by or reimbursed to ReproNovo, or its Affiliates: (a) discounts, including trade, quantity or cash discounts, bad debt deductions, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods or damaged goods, which discounts are applied on a basis consistent with the Selling Party's practices with respect to the selling Person’s other pharmaceutical products in accordance with IFRS; (b) rebates and chargebacks allowed, given or accrued (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, cash and non-cash coupons, retroactive price reductions, and governmental taxes in the nature of a rebate based on usage levels or sales of such Product); (c) sales, turnover, inventory, value-added, import, export, excise (including annual fees due under Section 9008 of the United

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States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws) and other taxes levied on, absorbed, determined or imposed with respect to the sale of such Product (excluding income or net profit taxes or franchise taxes of any kind); (d) freight and insurance charges, customs charges, postage, shipping, handling, and other transportation costs incurred in shipping such Product; (e) amounts payable resulting from governmental, regulatory or agency mandated rebate programs and amounts paid or credited to customers for inventory management services; and (f) the portion of any management fees paid during the relevant time period to group purchasing organizations, wholesalers and managed care organizations to the extent determined by sales or utilization of such Product. Net Sales will be determined in accordance with IFRS. Without limiting the generality of the foregoing, transfers or dispositions of a Product at or less than cost of manufacture for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of a Product among the Selling Parties. Subject to the above deductions, Net Sales shall be deemed to occur on, and only on, the first sale by a Selling Party to a Third Party. Net Sales shall include any sales (as and to the extent of net cash proceeds received after offset for the deductions described above) made prior to receipt of all Regulatory Approvals for the Product in any country, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales” and, following receipt of all Regulatory Approvals for the Product in any country, the amount or fair market value of all other consideration received by ReproNovo or its Affiliates in respect of the Product, whether such consideration is in cash, payment in kind, exchange or other form.

If a Product is sold as part of a Combination Product (as defined below), Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country during the period to which the Net Sales calculation relates of the Product comprising the API as the sole therapeutically active ingredient; and

“B” is the gross invoice price in such country during the period to which the Net Sales calculation relates of the

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other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variation in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product. As used in this definition of “Net Sales,” “Combination Product” means a Product that contains one or more additional active ingredients (whether co-formulated or co-packaged);

“Net Sales Report” means the report that shall be provided to Mereo by ReproNovo on a Calendar Quarterly basis in accordance with the terms and conditions of this Agreement. Such report shall include: (i) the sale volumes achieved during such Calendar Quarter in units of Product and turnover, (ii) gross sales, (iii) Net Sales, (iv) details of deductions, and (v) a calculation of the amount of royalty payment due in accordance with Section 4 in respect of such Calendar Quarter, in each case on a country-by-country basis. Turnover, gross sales, Net Sales and deductions shall be provided in both local currency and converted to Dollars in accordance with Section 4.5;
“Novartis APA” means the BGS649 Asset Purchase Agreement between Novartis Pharma AG and Mereo Biopharma 2 Limited, dated 28 July 2015, as amended on 19 October 2018;
“Party” means Mereo or ReproNovo, as the context requires (referred to collectively as the “Parties”);
“Patent” means any and all national, regional and international patents and patent applications in the Territory, including any provisional applications, continuations, continuations-in-part, divisionals, substitutions, reissues, re-examinations, revalidations, extensions (including pediatric exclusivity), restorations (including revalidations, reissues and re-examinations), registrations, supplementary protection certificates and renewals of any such patents or patent applications, in each case including (a) any patents, patent applications or provisional applications filed or claiming

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priority therefrom, and (b) any patents that have issued or in the future issue therefrom, and in each case that are necessary or useful for the research, development, manufacture, use and/or commercialization of the Product in the Field, including any utility models, petty patents, design patents and certificates of invention;
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government;
“Phase II” means a human clinical trial of a Product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States;
“Phase III” means a human clinical trial of a Product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to (a) gather additional information about the safety and efficacy of the Product for its intended use, (b) support Regulatory Approval for such Product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States; and (c) such trial is a registration trial sufficient for filing an application for a Regulatory Approval for such Product as evidenced by (i) an agreement with or statement from the FDA on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the FDA, or (iii) such agreement, statement, guidance, minutes or similar as may be given by the EMA, for such registration trial;
“Product” means the fully finished pharmaceutical products containing the API for use in the Field. The API is listed in [***];
“Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular Indication in any country or other jurisdiction in the Territory, including separate pricing or reimbursement approvals where legally required in order to sell the Product

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in such country (and for clarity does not include named patient approval);
“Regulatory Authorities” means the applicable supra-national, federal, national, regional, state, provincial, governmental, regulatory or health authorities, agencies, departments, commissions or councils in the Territory responsible for granting Regulatory Approvals and otherwise regulating the manufacture , distribution, marketing and sale of pharmaceutical products in the Territory;
“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory (i) any period of regulatory data protection or equivalent that prevents a Third Party during such period from relying on the data submitted in support of an application for Regulatory Approval for a Product for an application for approval for a generic version of such Product or (ii) an additional market protection, other than Patent protection or Patent-related exclusivity, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive commercialisation period during which ReproNovo or its Affiliates or Sublicensees have the exclusive right to market and sell, and any other Third Party is prevented from marketing or selling, the Product or a generic version of such Product in such country or other jurisdiction including orphan drug protection;
“Regulatory Submissions” means all applications (including all INDs and drug approval applications), filings, dossiers and the like submitted to a Regulatory Authority for the purpose of obtaining Regulatory Approval;
“ReproNovo” has the meaning set forth in the preamble of this Agreement;
“ReproNovo Indemnitees” has the meaning set forth in Section 8.2;
“ReproNovo Trade Marks” means the trade mark applications and/or registrations, filed and/or registered in the name of ReproNovo or an Affiliate in the Territory for the Product, or any other trade mark, trade name, brand name, logo, trade dress or domain name of ReproNovo or an Affiliate, whether or not registered, agreed for use in connection with the marketing, distribution and sale of the Product in accordance with Section 11.3 of this Agreement and accepted by the relevant Regulatory Authority for such use and any related domain names;

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“Royalty Term” has the meaning set forth in Section 4.3.
“Sublicense Milestone Income” means upfront, development and regulatory payments received by ReproNovo from any Sublicensee; it being understood that the following amounts received from a Sublicensee shall be excluded from Sublicense Milestone Income: (a) royalties and milestones based on sales of Products; (b) net proceeds under a credit facility extended to ReproNovo, but only to the extent said credit facility is at a market rate; (c) direct cost reimbursement for (i) any supply of Products by or on behalf of ReproNovo, or (ii) reimbursement of the reasonable costs of any research or development activities for Products that ReproNovo will perform on behalf of a Sublicensee; (d) reimbursement of actual out-of-pocket patent prosecution and patent maintenance expenses; and (e) net proceeds resulting from any sale of any securities of ReproNovo to Sublicensees up to the fair-market valuation of said securities on the date of closing;
“Sublicensee” means a Third Party (other than a Distributor) with whom ReproNovo enters into a Third Party Sublicense pursuant to which ReproNovo sublicenses rights granted by Mereo to ReproNovo under this Agreement or any other rights to commercialize the Product;
“Summary Development Plan” means the summary plan for the development of the Product, including all material development work to be performed, clinical trials, a schedule of when milestones are anticipated to be triggered, and any other key issues related to development. As at the Effective Date, the Summary Development Plan shall be the plan in [***];
“Term” shall have the meaning set forth in Section 14.1;
“Territory” means worldwide;
“Third Party” means an entity other than Mereo or ReproNovo or their Affiliates;
“Valid Claim” means, with respect to a particular country, (a) a claim of a pending Patent claiming priority from any Patent that has been pending for no more than seven (7) years in Japan and five (5) years in all other countries, following the earliest priority filing date for such Patent and that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling or (b) a claim of an issued and

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unexpired Patent that has not been held permanently revoked, held unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and has not been irretrievably cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. For clarity, a claim of a Patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. A Product is “Covered” by a Valid Claim if its registration, manufacture, use, sale, offer for sale, marketing, commercialization , distribution, importation or exportation by ReproNovo in a given country in the Territory would, but for the rights granted by Mereo to ReproNovo under this Agreement, infringe such a Valid Claim.
1.2
In this Agreement, unless the context requires otherwise:
1.2.1
references to Sections and Schedules are to Sections of and Schedules to this Agreement;
1.2.2
references to the singular shall include the plural and vice versa;
1.2.3
the Schedules will have the same force and effect as if expressly set out in the body of this Agreement;
1.2.4
headings are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;
1.2.5
the words “including” or “includes” mean “including (or includes) without limitation”;
1.2.6
reference to any legislation or law or to any provision thereof shall include references to any such law as it may, after the date hereof, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;
1.2.7
when any number of days is prescribed in any document, the time period shall start on the next Business Day after the occurrence of the specified event. If the last day does not fall on a Business Day, then the last day shall be the next succeeding day which is a Business Day; and
1.2.8
all references to “Dollars” or “$” shall be deemed to be references to the lawful currency of the United States.

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2.
GRANT OF RIGHTS
2.1
License to ReproNovo. Subject to the terms and conditions hereunder, Mereo hereby grants ReproNovo an exclusive license (exclusive even as to Mereo and its Affiliates), sublicensable (with right of sublicense through multiple tiers), in and to the Mereo Intellectual Property solely for the development, manufacture, importation, promotion and commercialization of the Product, in the Field in the Territory (collectively, the “License”). ReproNovo shall provide Mereo with copies of any material regulatory submissions to, and material communications with, any Regulatory Authorities in the Territory to the extent relating to advertising and promotional materials for the Product in the Territory.
2.2
Sublicenses. ReproNovo will have the right to grant sublicenses to its Affiliates and Third Parties of any and all rights granted to ReproNovo pursuant to Section 2.1. ReproNovo will provide Mereo with a copy of each agreement containing any such sublicense within thirty (30) days of execution, with no more than reasonable redactions that will enable Mereo to reasonably monitor compliance with the terms and conditions of this Agreement. Any such sublicense shall be consistent with the terms of this Agreement and will include confidentiality, non-disclosure and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement. ReproNovo will ensure that each Sublicensee complies with the terms of this Agreement. No sublicense will diminish, reduce or eliminate any obligation of ReproNovo under this Agreement, and ReproNovo will remain responsible for its obligations under this Agreement and will be responsible for the performance of the relevant Sublicensee as if such Sublicensee were the Party hereunder (including, without limitation, reporting obligations imposed upon ReproNovo in accordance with this Agreement). Each sublicense granted by ReproNovo, as the sublicensing Party, to any rights licensed to it hereunder will terminate immediately upon the termination of the original license with respect to such rights.
2.3
Cooperation. Each Party shall cooperate with the other and execute and deliver to the other such instruments and documents and take such other actions as may be reasonably requested by the other Party from time to time in order to carry out, give effect to or confirm the rights granted under Section 2.1 above.
2.4
License Rights. Neither Party grants to the other Party any right or license to use any of its Intellectual Property Rights, Know-How or other confidential and/or proprietary information, materials or technology, or to practice any of its Patents or trade marks, except as expressly set forth in this Agreement.

[***].

3.
REGULATORY APPROVAL
3.1
Transfer of Regulatory Approvals and Regulatory Submissions. Within sixty (60) days following the Effective Date, Mereo shall transfer ownership to ReproNovo of any and all Regulatory Submissions and Regulatory Approvals (including the IND and any foreign counterpart thereof) for the Product in the Field in the Territory (and transfer all related correspondence to and from such Regulatory Authorities), and thereafter ReproNovo (or its designee) shall file and hold title to all Regulatory Submissions and Regulatory Approvals and supplements thereto relating to the Product in the Field in the Territory. In the event of failure

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to assign such Regulatory Submissions and Regulatory Approvals to ReproNovo as required by this Section 3.1, Mereo hereby consents and grants to ReproNovo the right to access and reference (without any further action required on the part of Mereo, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such Regulatory Submissions and Regulatory Approvals for the purposes of developing and commercializing the Product in the Field in the Territory.
3.2
Additional ReproNovo Regulatory Obligations. As of the Effective Date, ReproNovo will be responsible for (a) determining the regulatory plans and strategies for the Product, (b) either itself or through its Affiliates or Sublicensees, making all Regulatory Submissions with respect to the Products, and (c) making, obtaining and maintaining Regulatory Submissions and Regulatory Approvals in its name or that of its Affiliates or licensees, in each case, to the extent, and in a manner consistent with, Commercially Reasonable Efforts.
3.3
Cooperation. Mereo shall provide, at ReproNovo's cost, reasonably required documents (to the extent in the possession or Control of Mereo) to ReproNovo for use in making Regulatory Submissions to Regulatory Authorities for the Product in the Field in the Territory and maintaining such Regulatory Approvals.
3.4
Correspondence from a Regulatory Authority. Each Party shall promptly (and in any event, within fifteen (15) calendar days of the date of receipt of notice) notify the other Party in writing of, and shall provide the other Party with copies of, any material correspondence received from a Regulatory Authority in the Territory relating to the Product. In the event that a Party receives any material regulatory letter relating to the Product requiring a response, the other Party will reasonably cooperate with the receiving Party in preparing such response and will promptly provide the receiving Party with any data or information in its possession required by the receiving Party in preparing any such response.
3.5
Mereo Intellectual Property and Materials Transfer. Within a reasonable time not to exceed sixty (60) days following the Effective Date, Mereo will (a) disclose to ReproNovo true, accurate and complete copies of all Mereo Intellectual Property reasonably considered by Mereo to be necessary for the development and commercialisation of the Product in the Field, in each case to the extent developed on or prior to the Effective Date and in its current (electronic or other) format as ReproNovo may reasonably request (including by download of digital files to a secure website or e-room designated and controlled by ReproNovo, or transfer of hard copies of any documents not in electronic format), and (b) assign to ReproNovo all written agreements with Third Parties regarding the Product, or where such agreements are not freely assignable or not solely related to the Product, cooperate with ReproNovo to transfer or otherwise replace such agreement with the Third Party (provided that Mereo shall remain liable for liabilities related to any breaches, defaults acts or omissions occurring prior to the date of such transfer). Within a reasonable time not to exceed sixty (60) days from the Effective Date, Mereo will furnish to ReproNovo any tangible materials Controlled by Mereo that relate to or embody the Product, including research grade samples of all Product discovered or developed by Mereo prior to the Effective Date, as set out in [***]. ReproNovo acknowledges and accepts that any Tangible Materials provided by Mereo under this Agreement are provided in their condition and form as at the Effective Date; Mereo gives no warranty or representation as to the suitability of such Tangible Materials for any given purpose. On a Calendar Quarter basis, or more frequently at the reasonable request of ReproNovo during the Term, Mereo, to the

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extent not previously provided to ReproNovo, will provide to ReproNovo a written summary of all Mereo Intellectual Property that comes into the Control of Mereo and/or its Affiliates (except by virtue of Acquired Affiliates) following the Effective Date that relates to the development of the Product. Further, Mereo will make appropriate personnel (directly, or through an Affiliate) available to ReproNovo at reasonable times and places in a way that does not require Mereo to form a permanent establishment in any jurisdiction outside of the UK, including in the United States of America for US tax purposes, and upon reasonable prior notice for the purpose of assisting ReproNovo to understand and use the Mereo Intellectual Property for the Product, provided that Mereo's obligation to provide assistance in accordance with this Section shall be limited to: (a) the provision of assistance during the first sixty (60) days following the Effective Date, and (b) following the expiration of such period, Mereo shall provide up to [***] of further assistance, of which the initial [***] shall be at Mereo’s cost and the remaining hours shall be at ReproNovo's cost. Mereo shall provide to ReproNovo copies of all clinical data and results from any and all completed clinical trials for the Product (“Clinical Data”), in electronic form or other mutually agreeable alternate form within sixty (60) days following the Effective Date. Mereo will also provide to ReproNovo copies of all manufacturing data in its possession, in electronic form or other mutually agreeable alternate form within sixty (60) days following the Effective Date, and facilitate access to any Third Party subcontractors (such as CMOs) for access to manufacturing data in their possession.
3.6
Data Sharing. As of the Effective Date, the Parties have agreed and entered into a data processing agreement to govern the sharing of any personal data (EU General Data Protection Regulation) including any applicable clinical data, in accordance with Applicable Law.
4.
FINANCIAL TERMS
4.1
Upfront Payments. In consideration for the exclusive rights granted by Mereo to ReproNovo under the Mereo Intellectual Property to develop, distribute, market and sell the Product in the Field in the Territory pursuant to Section 2.1, and in consideration of Mereo’s investment in the Mereo Intellectual Property and Tangible Materials, ReproNovo hereby agrees to pay Mereo a non-refundable, non-creditable payment of [***] within ten (10) days of the Effective Date.
4.2
Milestones. Subject to Section 4.4.5 below, ReproNovo shall promptly notify Mereo in writing of the occurrence of the milestone triggers, set out in the following tables. ReproNovo shall pay Mereo the applicable milestone payments set forth in this Section 4.2 (each, a “Milestone Payment”) within thirty (30) days following satisfaction of the conditions to payment set forth in this Section 4.2 by ReproNovo, its Affiliates or their Sublicensees. The Parties understand and agree that each Milestone Payment will be made one time only upon the first realization of the relevant conditions set forth in this Section 4.2. The applicable Milestone Payment shall become payable in accordance with this Section 4.2 when the relevant milestone trigger occurs, as provided for in the following tables. For clarity: (a) in the event that in a given Calendar Year more than one (1) Milestone Payment becomes payable, ReproNovo shall pay to Mereo a separate Milestone Payment with respect to each such milestone (e.g. in the event that both the first and second Sales Milestone thresholds are exceeded in a Calendar Year, both such Milestone Payments shall be payable); and (b) Milestone Payments shall be triggered by the occurrence of the applicable milestone trigger, whether or not the milestone triggers occur in the sequence provided in the following tables. Notwithstanding the foregoing, if, for any reason,

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a milestone trigger corresponding to a Milestone Payment in this Section 4.2 does not occur prior to the occurrence of the next sequential milestone trigger in the applicable table, and such later milestone precludes the necessity to achieve the earlier milestone trigger (e.g. a submission of NDA milestone occurs and the milestone for Completion of Enrolment of a Phase III trial has not occurred), then such prior non-occurring milestone trigger shall be deemed to occur concurrently with the occurrence of such next sequential milestone trigger and the applicable Milestone Payment not previously paid shall be paid at the same time.

General Milestones (subject to Section 4.4.5 below):

No.	General Milestone Trigger by ReproNovo, its Affiliates or their Sublicensees:	Milestone Payment

1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]

8	[***]	[***]
9	[***]	[***]

Sales Milestones (subject to Section 4.4.5 below):

No.	Sales Milestones Achieved by ReproNovo, or its Affiliates:	Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]

4.3
Royalties. During the Royalty Term (but subject to Section 4.4.5 below), ReproNovo shall pay Mereo non-refundable, non-creditable (save in the event of variance identified by audit in accordance with Section 4.7) royalties on Annual Net Sales by ReproNovo and any of its Affiliates on a country-by-country basis equal to the following portions of Annual Net Sales multiplied by the applicable royalty rate described below for such portion:

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Portion of Annual Net Sales for the Product in the Territory (USD)	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

Royalties shall be payable, on a country-by-country basis, commencing upon the first occurrence of a royalty-bearing commercial sale, namely a First Commercial Sale or a sale made prior to receipt of all Regulatory Approvals for such Product such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales” of the Product in such country ("Royalty-Bearing Commercial Sale") and ending upon the latest of (i) the expiration of the last-to-expire Valid Claim in the Patents within the Mereo Intellectual Property that Covers the Product in such country; (ii) the expiration of all Regulatory Exclusivity and data exclusivity for such Product in such country, and (iii) the tenth (10th) anniversary of the First Commercial Sale of the Product in such country (the “Royalty Term”). Within forty-five (45) days after the end of each Calendar Quarter commencing with the first Royalty-Bearing Commercial Sale of the Product in the Territory, ReproNovo shall provide Mereo with a Net Sales Report. ReproNovo shall pay to Mereo the royalty amounts due with respect to a given Calendar Quarter within forty-five (45) days after the end of such Calendar Quarter.

4.4
Royalty Reductions; Sharing of Sublicense Milestone Income.
4.4.1
ReproNovo’s royalty obligations to Mereo under Section 4.3 shall be reduced in respect of Net Sales made in any country in the Territory, to [***] of the amounts otherwise payable pursuant to Section 4.3 during any portion of the Royalty Term in which there is not at least one (1) Valid Claim of a Patent within the Mereo Intellectual Property that Covers the Product in such country.
4.4.2
If, during the Term, ReproNovo determines, in its reasonable judgment, that it is necessary to obtain rights under any Blocking 3rd Party Patent in order to Exploit a Product in accordance with this Agreement, then ReproNovo shall promptly notify Mereo. In the event a license or acquisition of a Blocking 3rd Party Patent is obtained, and any royalties or other payments are paid by ReproNovo to any Third Party to license or acquire such Blocking 3rd Party Patent ("Third Party Payments"), ReproNovo shall have the right to reduce the royalty payments otherwise payable to Mereo under Section 4.3 in a given period by up to [***] of the Third Party Payments made in such period (and any remaining amounts may be carried forward and applied as deductions from time to time in accordance with this Section 4.4), subject to Section 4.4.4 below.

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4.4.3
If, at any time during the Term, (a) one or more Generic Products receives Regulatory Approval in a given country and is sold in that country by one or more Third Parties, and (b) on a Calendar Quarter-by-Calendar Quarter basis, there is a [***] in amounts (as measured by unit volume) invoiced by ReproNovo or its Affiliates on sales of the Product to Third Party purchasers in any given Calendar Quarter as compared to the amounts (as measured by unit volume) invoiced by ReproNovo or any of its Affiliates on sales of the Product during any of one (1) of theimmediately preceding four Calendar Quarters, then ReproNovo’s royalty obligations to Mereo under Section 4.3 in respect of that country shall be reduced to [***] of the amounts otherwise payable pursuant to Section 4.3 for the remainder of the Term, provided that in the event such Generic Product is no longer offered for sale in a given country, any reduction applied in such country in accordance with this Section 4.4.3 shall be disapplied until such time that subparagraphs (a) and (b) of this Section arise.
4.4.4
In no event will the reductions under Sections 4.4.1, 4.4.2 and 4.4.3 reduce the royalties payable to Mereo under this Agreement in any Calendar Quarter by greater than [***] in aggregate of the amounts otherwise payable under Section 4.3 (without reduction); provided that any deductions not permitted to be made in respect of a given Calendar Quarter as a result of this Section shall be carried forward for deduction in respect of royalties for future Calendar Quarters until fully exhausted.
4.4.5
On a country-by-country basis, in the event of any sublicense by ReproNovo to a Sublicensee who is a Third Party of any and all rights to commercialise the Product pursuant to Section 2.1 (a “Third Party Sublicense”) during the Royalty Term, the Parties hereby agree as follows:

(a) ReproNovo shall pay to Mereo, within thirty (30) days following receipt, [***] of all royalties and other payments received from such Third Party expressly based upon the sales of the Product in the applicable countries (in no event to include Sublicense Milestone Income) in accordance with the definitive agreement for such Third Party Sublicense; and

(b) during the Royalty Term with respect to the applicable country covered by such Third Party Sublicense (and for so long thereafter as such Third Party has the right to commercialise the Product in such country during the Royalty Term), no payments shall be due or owing pursuant to (i) Section 4.2 with respect to the payments described in the “Sales Milestones” table (if such applicable country is the United States) or (ii) pursuant to Section 4.3 with respect to royalties for sales by such Sublicensee of Product in the applicable country. For clarity the obligation of ReproNovo to pay the Milestone Payments 1-9 for the "General Milestones" table in Section 4.2 shall continue in force notwithstanding the grant of any such Third Party Sublicense, subject to Section 4.4.5(d) below; and

(c) ReproNovo shall pay to Mereo, within thirty (30) days following receipt, the following percentages of all Sublicense Milestone Income received from such Third Party in accordance with the definitive agreement for such Third Party Sublicense: (i) in the case of any such Third Party Sublicense entered into prior to initiation of any Phase III trial, [***] of all Sublicense Milestone Income paid pursuant to such Third

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Party Sublicense; and (ii) in the case of any such Third Party Sublicense entered into after initiation of any Phase III trial but before any Regulatory Approval in the United States, any Major European Country or any Major Asian Country for any Indication, [***] of all Sublicense Milestone Income paid pursuant to such Third Party Sublicense; and (iii) in the case of any such Third Party Sublicense entered into after any Regulatory Approval in the United States, any Major European Country or any Major Asian Country for any Indication, [***] of all Sublicense Milestone Income paid pursuant to such Third Party Sublicense; and

(d) all such amounts described in clause (c) of this Section 4.4.5 above shall be fully creditable against the payments described in the “General Milestones” table above in Section 4.2 which have not been previously paid; and

(e) ReproNovo shall not, and shall not permit its Affiliates to, intentionally and for the purpose of avoiding or decreasing any sums payable pursuant to this Section 4.4.5, enter into any agreement with a Third Party sublicensee involving a Third Party Sublicense under which the payments thereunder are (a) not reasonably consistent with the types of payment structures typically included in sublicenses in the pharmaceutical industry for the applicable country or group of countries to be covered by such Third Party Sublicense, and (b) designed intentionally by ReproNovo to minimize the allocation of payments thereunder to be eligible to be subject to the payment obligations under this Section 4.4.5 relative to other types of payments made under such Third Party Sublicense such that the payment structure including royalty rates would wholly or partly deprive Mereo of monies that it would otherwise be entitled to receive under this Section 4.4.5.

4.5
All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards.
4.6
Financial Records. ReproNovo shall, and shall cause its Affiliates andSsublicensees to, keep complete, true and accurate books and records in accordance with Accounting Standards pertaining to Net Sales of Product, royalties and other sums payable under this Agreement in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by ReproNovo and its Affiliates and Sublicensees until the later of (a) three (3) years after the end of the Calendar Year to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.
4.7
Audit. At the request of Mereo, ReproNovo shall, and shall cause its Affiliates and Sublicensees to, permit an independent public accounting firm of nationally recognized standing designated by Mereo, at reasonable times during normal business hours and upon reasonable notice, to audit the relevant reports, statements, books and records maintained

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pursuant to Section 4.6 to ensure the accuracy of all reports and payments, including Net Sales and royalty calculations, made hereunder. Such examinations may not (a) be conducted more than once with respect to any specific period of time, or (b) be conducted more than once in any twelve (12) month period (other than any year in which a change of control of ReproNovo occurs, in which year such right may be exercised twice). ReproNovo shall, and shall cause its Affiliates and Sublicensees to, provide reasonable assistance to the accounting firm to enable the accounting firm to carry out such audit. The accounting firm shall disclose to Mereo only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared. In the event that the audit reveals a variance of more than [***] from the amounts in the Net Sales Report, ReproNovo shall bear the cost of the audit. In the event that the audit reveals a variance of less than [***] from the amounts in the Net Sales Report, Mereo shall bear the cost of the audit. If such audit concludes that (a) additional amounts were owed by ReproNovo, ReproNovo shall pay the additional amounts, or (b) excess payments were made by ReproNovo, in ReproNovo’s sole and exclusive discretion, either Mereo shall reimburse such excess payments or future amounts owed by ReproNovo will be reduced by the amount of such excess payments, in either case ((a) or (b)), within sixty (60) days after the date on which such audit is completed by Mereo's designated accounting firm.
4.8
No Limitation. For clarity, nothing contained in this Section 4 shall in any way limit a Party’s right to recover damages for breach of this Agreement.
4.9
Withholding Taxes. The amounts payable pursuant to this Agreement shall not be reduced on account of any taxes unless required by Applicable Law. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority in a timely manner, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax within sixty (60) days following that payment. Notwithstanding the foregoing, if Mereo is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, ReproNovo shall cooperate with Mereo to assist Mereo in obtaining any such reduction, elimination or recovery, and Mereo may deliver to ReproNovo or the appropriate governmental authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve ReproNovo of its obligation to withhold tax. In such case ReproNovo shall apply the reduced rate of withholding, or not withhold, as the case may be. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. In the event that a government authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Withholding Amount”), the Withholding Party will have the right (a) to offset the Withholding Amount, against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other

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Party for the Withholding Amount (which shall be payable by the other Party within sixty (60) days of its receipt of such invoice) or (c) to pursue reimbursement by any other available remedy.
4.10
Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable Governmental Authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within sixty (60) days of receipt.
5.
Development
5.1
ReproNovo shall be responsible for using Commercially Reasonable Efforts to develop and commercialise the Product (either itself or through its Affiliates and Sublicensees) for the treatment of infertility of obese males with low testosterone and low sperm count in the Territory, in accordance with the Summary Development Plan, including in respect of all pre-clinical studies and all clinical trials of the Product in the Field in the Territory, at ReproNovo’s expense. Notwithstanding the foregoing ReproNovo shall use its Commercially Reasonable Efforts to commence first dosing of patients in a Phase II trial of the Product within [***] of the Effective Date.
5.2
Without limiting the information to be exchanged between the Parties, every Calendar Quarter, ReproNovo shall provide Mereo with a written report summarizing its development and commercialization activities, including regulatory activities, in respect of the Product in the Field in the Territory in the previous Calendar Quarter and a summary of its plans for the development and commercialization of the Product, including regulatory activities relating thereto, in the subsequent twelve (12) month period. Such report shall include a summary of the work completed, a summary of the work in progress, the current schedule of anticipated milestone events and Regulatory Approvals, manufacturing efforts, sublicensing efforts, and market plans for the introduction of the Product. The Parties shall review and discuss such reports as necessary. Prior to Regulatory Approval of a Product, the Parties will hold quarterly meetings, or meetings at such longer intervals as the Parties may agree (in any case, in person or by teleconference) to review and discuss the development work performed, clinical trials, milestones, any key issues and the overall status of development. ReproNovo will consider in good faith comments or proposals made by Mereo during such meetings; provided, however, that ReproNovo shall have sole control over all development activities and sole decision-making authority with respect to the development and commercialization of Products.
5.3
Without limiting the information to be exchanged between the Parties, ReproNovo shall provide to Mereo: (a) a copy of read-outs from clinical trials conducted in relation to the Product within

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[***] of such top-line final read-outs for the primary and secondary endpoints being available; (b) details of any significant adverse safety events or product recalls reported to Regulatory Authorities within [***] of ReproNovo becoming aware of such events or the need for such recalls; and (c) copies of any reports submitted to or received from Regulatory Authorities, including supporting documents (e.g. regulatory drug lists, advertising and promotional documents, adverse event files and complaint files), promptly following submission or receipt. ReproNovo shall provide such further information relating to such reports and its activities under this Agreement as Mereo may reasonably request in writing.
6.
MANUFACTURE
6.1
ReproNovo shall be responsible for the manufacture and supply, at its expense, of all requirements of API and Product for the performance of all development, clinical and commercial activities under this Agreement. ReproNovo will use its Commercially Reasonable Efforts to cause Products manufactured and supplied by or on behalf of ReproNovo pursuant to this Agreement to be manufactured in accordance with GMP and to otherwise comply with Applicable Laws.
6.2
ReproNovo shall have the sole right and responsibility to determine and initiate all recalls, market suspensions or market withdrawals that may be necessary and for handling all returns, recalls or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Product in Field in the Territory. If any Regulatory Authority seizes any Product or requests the recall of any Product, then the Party becoming aware of such seizure or receiving notice of such recall from such Regulatory Authority, as the case may be, shall notify the other Party promptly of such seizure or recall. ReproNovo shall ensure timely compliance with all Applicable Laws with respect to such seizure or recall and use their Commercially Reasonable Efforts to repossess the Product.
6.3
ReproNovo shall bear all costs relating to all recalls and market withdrawals whether voluntary or requested or required by Applicable Laws or by any Regulatory Authority (“Recall Costs”).
6.4
Each Party shall notify the other Party promptly if such Party becomes aware of any of the following: (a) any pending or threatened litigation, governmental investigation, proceeding or action involving the Product; (b) any defective, adulterated or misbranded Product or any information which may suggest that any Product is or may be defective, adulterated or misbranded; (c) any other event which such Party believes is likely to materially adversely affect any Product.
7.
REPRESENTATIONS AND WARRANTIES
7.1
Each Party hereby represents and warrants to the other Party as follows:
(a)
Such Party is a company/corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement;

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(b)
The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate or organizational action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not (i) to such Party’s knowledge, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party, or (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound;
(c)
Other than the Regulatory Approvals, no government authorization, consent, approval, license, exemption of, or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements;
(d)
Such Party is (i) not, and during the Term shall not be, a Debarred Entity; and (ii) not currently using, and will not in the future use, in any capacity, in connection with the performance of its duties or obligations hereunder, the services of any person or entity debarred or subject to debarment under 21 U.S.C. § 335a or otherwise disqualified or suspended from performing services or otherwise subject to any restrictions or sanctions by the FDA (a “Debarred Entity”). Such Party shall immediately notify the other Party in writing if either such Party or any person or entity who is performing services on its behalf hereunder is or becomes a Debarred Entity or if any action, claim, investigation, or other legal or administrative proceeding is pending or, to the best of such Party’s knowledge, threatened, that would make the other Party or any person or entity performing services hereunder a Debarred Entity;
(e)
Such Party will not take or permit its Affiliates to take, any action to make the Product unfit for commerce under any applicable regulatory requirements in the Territory (including, but not limited to, being adulterated or misbranded as defined under the FD&C Act or becoming an article that may not, under the FD&C Act, be introduced into interstate commerce); and
(f)
Anti-Bribery and Anti-Corruption Compliance. Each Party and its Affiliates (i) have complied and shall comply with all Applicable Law governing bribery, money laundering, and other corrupt practices and behaviour (including, as applicable, the U.S. Foreign Corrupt Practices Act and UK Bribery Act) and (ii) shall not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any Person in whatever form (including gifts, travel, entertainment, contributions, or anything else of value).
7.2
ReproNovo represents, warrants and/or covenants, as the case may be, to Mereo that ReproNovo shall perform its obligations under this Agreement in compliance with all Applicable Laws.
7.3
Mereo represents, warrants and/or covenants, as the case may be, to ReproNovo that:

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a.
to its Knowledge, as of the Effective Date, the manufacturing , commercialization, selling and/or marketing of the Product in the Territory, will not infringe or misappropriate any Intellectual Property Rights, including Patents, of Third Parties, further including the patent or patent application of any Third Party in the Territory;
b.
as of the Effective Date it has not received a claim by a Third Party that the Product, its manufacturing process, and/or its use would be encompassed by a patent or patent application or other Intellectual Property Rights owned or controlled by such Third Party in the Territory;
c.
as of the Effective Date there are no litigation proceedings, investigations or claims of any nature pending against, or to its Knowledge, threatened by or against, Mereo that may affect fulfilment of the rights and obligations of the Parties under this Agreement;
d.
as of the Effective Date, Mereo has the full right, power and authority to grant all the rights, title and interests under this Agreement to ReproNovo;
e.
[***] sets forth a complete list of all Mereo Patents as at the Effective Date that Cover the Product in the Territory. Mereo, together with its Affiliates, is the sole and exclusive owner of, and has the sole right, title and interest in and to, the Patents listed on [***]; and
f.
It shall perform its obligations under this Agreement in material compliance with all Applicable Laws.
7.4
Covenants. ReproNovo agrees that it will use its Commercially Reasonable Efforts to undertake and update and maintain during the Term an internal compliance program under which its (or its Affiliates’) employees are required to comply with all Applicable Law, including applicable local and international anti-bribery and anti-corruption laws and regulations. ReproNovo will ensure that its respective employees and agents are regularly trained, and will continue to be regularly trained, on the requirements of its compliance program and compliance with applicable anti-bribery and anti-corruption laws.

EXCEPT AS OTHERWISE SPECIFICALLY STATED IN THIS AGREEMENT, NEITHER PARTY GIVES ANY OTHER REPRESENTATIONS OR WARRANTIES, COVENANT OR AGREEMENT (WHETHER EXPRESS OR IMPLIED). ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT IS EXCLUSIVE AND IN LIEU OF ANY OTHER WARRANTIES, WRITTEN OR ORAL, DIRECT, OR IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, EXPRESS OR IMPLIED WARRANTIES FOR MERCHANTIBILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. FOR THE SAKE OF CLARITY, MANDATORY STATUTORY WARRANTIES ARE NOT EXCLUDED.

8.
Indemnification; Limitations on Liability
8.1
ReproNovo shall indemnify and hold harmless each of Mereo and its Affiliates and their respective directors, officers, stockholders, partners, employees, agents, successors and permitted assigns (“Mereo Indemnitees”) from and against any and all losses, damages,

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obligations, liabilities, claims, actions, judgments, settlements, interest, awards, penalties, fines, fees, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under the Agreement and the cost of pursuing any insurance providers (collectively, “Losses”), resulting from, based on, or arising out of Third Party claims arising from: (i) the alleged or actual negligence, fraud or wilful misconduct of ReproNovo or its Affiliates; (ii) any breach by ReproNovo of its representations, warranties or obligations pursuant to this Agreement; (iii) the manufacturing, development and commercialization activities (including packaging and storage of the Product) relating to the Product conducted by or on behalf of ReproNovo, its Affiliates or their Sublicensees; and (iv) any Third Party Intellectual Property Rights infringement action in respect of the ReproNovo Trade Marks; and (v) the packaging of the Products. Notwithstanding the foregoing, ReproNovo shall have no obligations under this Section 8.1 with respect to any Losses for which Mereo is required to indemnify the ReproNovo Indemnitees under Section 8.2 or which are the result of any fraud or wilful misconduct of Mereo.
8.2
Mereo shall indemnify and hold harmless each of ReproNovo and its Affiliates and their respective directors, officers, stockholders, partners, employees, agents, successors and permitted assigns (“ReproNovo Indemnitees”) from and against any and all Losses resulting from, based on, or arising out of Third Party claims arising from: (i) the alleged or actual negligence, fraud or wilful misconduct of Mereo or its Affiliates; and (ii) any breach by Mereo of its representations or warranties pursuant to this Agreement. Notwithstanding the foregoing, Mereo shall have no obligations under this Section 8.2 with respect to any Losses for which ReproNovo is required to indemnify the Mereo Indemnitees under Section 8.1 or which are the result of any fraud or wilful misconduct of ReproNovo.
8.3
Neither Party shall be liable to compensate the other Party for any indirect, incidental, special, punitive, exemplary, speculative or consequential damages arising out of or in connection with this Agreement including, but not limited to, any loss of use, loss of opportunity, indirect loss of income or profit from third parties, irrespective of whether it had an advance notice of the possibility of any such damages. The foregoing limitations of liability shall not apply with respect to a Party’s fraud, negligence or wilful misconduct or breach of Section 10 (Confidential Information) or to indemnification for amounts paid or payable to Third Parties in respect of any Third Party claim for which indemnification hereunder is otherwise required or to any liability that may not be excluded under Applicable Law including liability for death or personal injury caused by a Party's negligence.
8.4
All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). A Party that intends to claim indemnification under this Section 8 shall promptly inform the indemnifying Party in writing of any Third Party claim, in respect of which the indemnitee intends to claim such indemnification. Any such indemnification notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party claims. The Indemnified Party shall provide the indemnifying Party with reasonable assistance, at the indemnifying Party’s expense, in connection with the defense of the Third Party claim for which indemnity is being sought,

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including providing such records, information, testimony, or witnesses and attending such meetings, proceedings, hearings, trials and appeals as may be reasonably requested. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing, which participation shall be at such Party's sole expense except where (a) the appointment of such counsel for such purpose is authorised in writing by the indemnifying Party, (b) the indemnifying Party has failed to assume such defense, or (c) the interests of the Indemnified Party and indemnifying Party are sufficiently adverse to prohibit their representation by the same counsel. In the event of (a) to (c), the reasonablecosts and expenses incurred by the Indemnified Party in connection with the Third Party claim shall be reimbursed by the indemnifying Party on a Calendar Quarter basis in arrears. At its option so long as the Litigation Condition described below is satisfied, the indemnifying Party shall have the right to assume and conduct the defense of the Third Party claim with counsel of its choice reasonably acceptable to the Indemnified Party, by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an indemnification notice. The assumption of the defense of a Third Party claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. If it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party claim, the Indemnified Party shall reimburse the indemnifying Party for any Losses incurred by the indemnifying Party in its defense of the Third Party claim, including any costs and expenses paid by the indemnifying Party to the Indemnified Party in accordance with this Section.

In the event the indemnifying Party assumes the defense of a Third Party claim made against the Indemnified Party hereunder: (a) with respect to any Losses relating solely to the payment of money damages in connection with such Third Party claim (i.e. that shall not result in the Indemnified Party becoming subject to injunctive or other relief), the indemnifying Party shall have the sole right to enter into any settlement or otherwise dispose of such claim so long as the Indemnified Party is not subject to any liability or obligation to pay any amounts (the “Litigation Condition”); and (b) in respect of any other Losses, the indemnifying Party shall not enter into a settlement or otherwise dispose of the claim without obtaining the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim, provided that the Indemnified Party may not admit any liability with respect to, or settle, compromise or dispose of, any Third Party claim without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

The failure to deliver written notice to the indemnitor within a reasonable time after the commencement of any action with respect to a Third Party claim shall only relieve the indemnitor of its indemnification obligations under this Section 8 if and to the extent the indemnitor is actually prejudiced thereby.

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9.
INSURANCE

Each Party will at all times during the Term of this Agreement, and for [***] thereafter, maintain adequate product liability insurance in respect of any claims which may be brought against it in relation to the performance of its activities hereunder, including, in the case of ReproNovo, development and commercialisation of the Products in the Territory, and the Parties will each supply the other Party with a copy of the relevant insurance certificate on request. Such insurance shall not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under Section 8. Each Party shall provide the other with prompt written notice of cancellation, non-renewal or material change in such insurance or self-insurance that could materially adversely affect the rights of such other Party hereunder, and shall provide such notice within thirty (30) days after any such cancellation, non‑renewal or material change.

10.
CONFIDENTIAL INFORMATION
10.1
Each Party acknowledges that the Confidential Information constitutes and is comprised of valuable confidential proprietary information belonging to or licensed to the Parties. During the term of this Agreement, and for as long as the Confidential Information remains confidential, each Party shall and shall cause its officers, directors, employees, consultants and agents to, keep secret and confidential all Confidential Information belonging to the other, and neither of them shall:
10.1.1
disclose or make any Confidential Information belonging to the other available to any person or entity except to the extent permitted by Section 10.2 or Section 10.3(c); nor
10.1.2
use any Confidential Information belonging to the other for any purpose other than as expressly permitted pursuant to this Agreement.

Each Party will take such precautions as it normally takes with its own confidential or proprietary information to prevent the improper disclosure of Confidential Information disclosed to it pursuant to this Agreement, such precautions to be at a minimum commercially reasonable precautions.

10.2
Notwithstanding Section 10.1, each Party may, to the extent reasonably necessary in order to fulfil its obligations or exercise its rights under this Agreement, disclose Confidential Information of the other Party to, or permit its use by, its directors, officers, employees or consultants or agents provided that each Party shall prior to such disclosure:
10.2.1
inform the recipient as to the confidential nature of the Confidential Information;
10.2.2
direct any such recipient to treat and hold the Confidential Information as secret and confidential; and
10.2.3
ensure that employment contracts or consultancy contracts between itself and the recipients of the Confidential Information all include a confidentiality covenant providing that the recipient shall not disclose Confidential Information to any person or entity other than for the purpose of performing its obligations to the disclosing Party

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in connection with the performance of the disclosing Party’s obligations under this Agreement.
10.3
Notwithstanding the foregoing:
a.
The Parties may agree upon the content of a joint press release announcing this Agreement, the release of which press release the Parties shall coordinate. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and, if permissible, in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.
b.
ReproNovo, its Affiliates and their Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Product by publication, presentation or otherwise, provided, that (a) such disclosure is subject to the provisions of this Section 10 with respect to Mereo's Confidential Information, and (b) except as required by Applicable Law, ReproNovo shall not use the name of Mereo (or insignia, or any contraction, abbreviation or adaptation thereof) without Mereo's prior written permission.
c.
Each Party may disclose Confidential Information to the extent that such disclosure is:
(i)
in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction; provided, that the receiving Party shall first have given prompt written notice (and to the extent possible, at least five (5) Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (e.g. to obtain a protective order or confidential treatment) and that such disclosure is limited to that which is legally required to be disclosed;
(ii)
made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for any Regulatory Approval in accordance with the terms of this Agreement; provided, that reasonable measures shall be taken to ensure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law; or

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(iii)
made by the receiving Party or its Affiliates to potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 10. Mereo shall have the right to disclose the terms of this Agreement to Novartis Pharma AG.
10.4
Each Party shall be responsible for ensuring compliance by their Affiliates, Sublicensees and representatives receiving Confidential Information hereunder with the foregoing confidentiality provisions and shall be liable for any breach of the confidentiality terms and conditions of this Agreement by any such Affiliates, Sublicensees or representatives receiving Confidential Information.
10.5
Upon the termination or expiration of this Agreement, upon the written request of the disclosing Party, the recipient of Confidential Information shall promptly redeliver to the disclosing Party all Confidential Information provided to the recipient in tangible form or destroy the same and certify in writing within thirty (30) days from the request of the disclosing Party or termination of the Agreement, as the case may be, that such destruction has occurred; provided, however, that nothing in this Agreement shall require the alteration, modification, deletion or destruction of computer backup tapes made in the ordinary course of business. Notwithstanding the foregoing, the recipient shall be permitted to retain in its files one copy of all Confidential Information (a) to evidence the scope of and to enforce the Party’s obligation of confidentiality under this Section 10; and (b) for the performance of any continuing obligations hereunder.
11.
INTELLECTUAL PROPERTY RIGHTS
11.1
ReproNovo shall be responsible for making all filings and listings of Patents in respect of the Product, if listable, with Regulatory Authorities in the Territory.
11.2
Inventorship of Inventions shall be determined by application of U.S. patent law pertaining to inventorship, and ownership shall follow inventorship.
11.3
Subject to Section 2, as between the Parties, each Party shall own and retain all right, title, and interest in and to any and all Intellectual Property Rights, Confidential Information and other information that are conceived, reduced to practice, discovered, developed, or otherwise made by such Party (or its Affiliates or Sublicensees) under or in connection with this Agreement, or Controlled (other than pursuant to the license in Section 2) by such Party or its Affiliates. ReproNovo and/or its designee shall at all times have the right, but not the obligation, to register ReproNovo Trade Marks relating to the commercialization of the Product in the Territory. ReproNovo shall not use any ReproNovo Trade Mark in relation to the Product that includes or is confusingly similar to the “Mereo” name, the name of any Mereo Affiliate or the name of any of their products. ReproNovo shall provide Mereo with any proposed ReproNovo Trade Marks to be used in connection with the Product following the Effective Date for Mereo’s approval, not to be unreasonably withheld, conditioned or delayed (and in no event later than [***]); it being understood and agreed Mereo shall only be permitted to withhold its approval

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for any ReproNovo Trade Marks to the extent Mereo can demonstrate that such proposed ReproNovo Trade Mark includes or is confusingly similar to the “Mereo” name, the name of any Mereo Affiliate or the name of any of their products in the Territory.
11.4
Except as expressly provided herein or as required by Applicable Law, neither Party shall mention or otherwise use the name of the other, its Affiliates or Sublicensees in any publication, press release, marketing or promotional material, or other form of publicity without the prior written approval of such other Party in each instance.
11.5
If Mereo or ReproNovo becomes aware of misappropriation or infringement or threatened misappropriation or infringement of any Intellectual Property Rights relating to the Product (including Mereo Intellectual Property and Mereo Patents) by a Third Party in the Territory, such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement. ReproNovo shall, in consultation with Mereo, have the right (but not the obligation) to control any claim, litigation or proceeding commenced against any such Third Party for infringement of Intellectual Property Rights with respect to the Product that is Controlled by ReproNovo, Mereo or their respective Affiliates, at ReproNovo’s sole cost and expense. However, ReproNovo shall obtain Mereo’s consent prior to taking any actions that would materially affect Mereo’s Intellectual Property Rights. Mereo shall have the right, at its own cost and expense, to join as a party to, and be represented in, any such action by counsel of its own choice. ReproNovo shall keep Mereo reasonably informed of any actions or proceedings commenced against any such Third Party. Mereo shall cooperate fully with ReproNovo with respect to such actions or proceedings, at ReproNovo's cost. If ReproNovo fails to initiate a claim, litigation or proceeding within [***] after written notice of such infringement is first provided by a Party under this Section 11.5 Mereo will have the right to initiate and control a claim, litigation or proceeding with respect to such infringement by counsel of its own choice, at its own cost expense and ReproNovo will have the right, at its own cost and expense, to be represented in any such action by counsel of its own choice. Mereo shall keep ReproNovo reasonably informed of any actions or proceedings commenced against any such Third Party. ReproNovo shall cooperate fully with Mereo with respect to such actions or proceedings. If ReproNovo ceases to pursue or intends to withdraw from a claim, litigation or proceeding instituted pursuant to this Section 11.5, it will promptly notify Mereo (in good time to enable Mereo to meet any deadlines by which any action must be taken to preserve any rights in such claim, litigation or proceeding) and Mereo may substitute itself for ReproNovo and proceed under the terms and conditions of this Section. Any damages or other monetary awards recovered with respect to a claim, litigation or proceeding brought pursuant to this Section 11.5 will be shared as follows: (a) the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such claim, litigation or proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); (b) then any remaining proceeds will be allocated between the Parties as follows: ReproNovo will retain [***] of such proceeds and Mereo will receive [***] of such proceeds. ReproNovo shall have the sole right to control any claim, litigation or proceeding commenced against any Third Party for infringement of the ReproNovo Trade Marks, at its sole cost and expense. Mereo agrees to provide any reasonable assistance requested by ReproNovo at the relevant time in relation to such action or defense at ReproNovo’s expense. If responsible for controlling any such claim,

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suit, or proceeding, Mereo shall not settle, compromise or withdraw from such claim, suit or proceeding without the prior written consent of ReproNovo.
11.6
ReproNovo shall have sole control of and shall be required to defend, at its sole cost and expense, any claim, litigation or proceeding that may arise related to a Third Party patent or other Third Party Intellectual Property Right that is infringed or alleged to be infringed by the Product (or its manufacture, sale or use) as well as all negotiations for its settlement or compromise, provided that ReproNovo shall not settle or compromise any claim, litigation or proceedings or enter into any consent order for the settlement or compromise thereof without the prior written consent of Mereo, which consent shall not be unreasonably withheld, conditioned or delayed. Mereo shall also have the right, but not the obligation, to participate, at its own expense, in the defence thereof with counsel of its choice. ReproNovo will keep Mereo reasonably informed about such proceedings. Mereo shall cooperate to the extent reasonably necessary and at ReproNovo's cost to assist ReproNovo in defending, contesting or otherwise protesting against any such actions. Subject to Section 8.1 and Section 8.2, each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings including the reasonable fees and expenses of that Party’s counsel.
11.7
If a Party initiates a claim, litigation or proceeding in accordance with Section 11.5, the other Party agrees to be joined as a party plaintiff where necessary under Applicable Law for such initiating Party to initiate and maintain such claim, litigation or proceeding. Each Party agrees to provide the other Party with reasonable assistance and cooperation with respect to any claims, litigations or proceedings conducted under Sections 11.5 and 11.6, with the reasonable internal and out-of-pocket costs and expenses of providing such assistance and cooperation to be borne by the Party conducting the claim, litigation or proceeding.
11.8
In consultation with Mereo, ReproNovo shall have the right, but not the obligation, to prepare, file, prosecute, defend in any oppositions or post-grant proceedings, and maintain the Mereo Patents and any other Patents relating to inventions developed by or on behalf of or otherwise Controlled by ReproNovo, its Affiliates or their sublicensees ("Arising Patent"), at ReproNovo's sole cost and expense. The Parties agree to cooperate fully in the preparation, filing, prosecution, defense in oppositions or post-grant proceedings, and maintenance of the Mereo Patents and Arising Patents in the Territory, and to promptly inform one another of any matters coming to their attention that may materially affect such activities. ReproNovo shall keep Mereo fully informed of all material steps with regard to the preparation, filing, prosecution, defense, and maintenance of such Patents, including by providing Mereo with a copy of material communications to and from any patent authority in the Territory, and by providing Mereo drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Mereo to review and comment thereon. ReproNovo shall consider in good faith the requests and suggestions of Mereo with respect to such drafts and with respect to strategies for filing and prosecuting such Patents in the Territory. ReproNovo shall promptly inform Mereo of any adversarial patent office proceeding or sua sponte filing, including a request for, or filing or declaration of, any opposition, reexamination or other post-grant challenges or proceedings relating to such Patents in the Territory. The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the Territory and ReproNovo shall consider in good faith all comments, requests

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and suggestions provided by Mereo. If ReproNovo decides not to prepare, file, prosecute, defend in an opposition or post-grant proceeding, or maintain a Mereo Patent or Arising Patent in a country or other jurisdiction in the Territory, ReproNovo shall provide reasonable prior written notice to Mereo of such intention. Mereo shall thereupon have the right, but not the obligation, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, defense, and maintenance of such Patents at its expense in such country or other jurisdiction. In the event Mereo assumes such control, within [***] ReproNovo shall promptly deliver to Mereo or its designee copies of all necessary files related to such Patent and take all actions and execute all documents reasonably necessary for Mereo to assume such control. The Parties shall execute all papers and instruments, or require their employees or contractors to execute such papers and instruments, so as to (a) effect the ownership of Intellectual Property Rights set forth in this Section 11; (b) enable the other Party to apply for and to prosecute Patent applications in the Territory; (c) obtain and maintain any Patent term extensions, supplementary protection certificates, and the like with respect to such Patents in the Territory; and(d) provide assistance necessary for registering any license, transfer or assignment with applicable governmental authorities, in each case ((a), (b), and (c)) to the extent provided for in this Agreement.
11.9
ReproNovo shall have the sole right, but not the obligation, to seek, at its cost, in Mereo’s name if so required, Patent term extensions, including any supplementary protection certificates and the like available under Applicable Laws for the Product in the Field in the Territory. ReproNovo will keep Mereo reasonably informed of its efforts to obtain such extensions. Mereo shall cooperate in connection with all such activities. ReproNovo, its agents and attorneys will give due consideration to all suggestions and comments of Mereo regarding any such activities, including the choice of which Patent to apply term extensions to, but in the event of a disagreement between the Parties, ReproNovo shall have the final decision-making authority.
11.10
The Parties shall discuss and agree an approach regarding the opt-in or opt-out under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01), with respect to any Mereo Patents. ReproNovo shall have the right to make decisions regarding the opt-in or opt-out with respect to Arising Patents. ReproNovo shall pay all fees associated with such decisions.
12.
FORCE MAJEURE
12.1
If the performance of any obligation under this Agreement (other than delays or non-performance by a Party as and to the extent caused by the intentional act or omission of such Party or an obligation for the payment of money) is prevented, restricted or interfered with by reason of any Force Majeure event, then the Party so affected shall be excused, upon giving written notice to the other Party within [***] of such Force Majeure event, from such performance to the extent of such prevention, restriction or interference and such non-performance shall not be considered a default or breach of this Agreement, provided that the Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance to the extent reasonably possible and, in any event, at such time as the Force Majeure conditions come to an end. Written notice provided in accordance with this Section 12.1 shall state the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.

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12.2
If the Force Majeure conditions prevent performance completely and such prevention continues for more than [***], then the Parties shall meet to discuss the anticipated duration of any further delay and any amendments to this Agreement proposed by a Party in good faith in light of the anticipated duration of any further delay.
13.
ASSIGNMENT
13.1
Neither Party may assign, sell, transfer, delegate, pledge or otherwise dispose of its rights or obligations under this Agreement, in part or in whole to a Third Party, without the prior written consent of the other Party; provided that notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement without the consent of the other Party to an Affiliate; provided that such Party shall remain liable for the performance by its Affiliate(s) of its obligations hereunder. Either Party may also, without such consent, assign its rights and obligations under this Agreement in connection with a merger, consolidation or sale of all or substantially all of the business to which this Agreement relates provided that the assignee agrees to be bound by the terms of this Agreement. Any purported assignment in violation of this Section shall be null and void. For the avoidance of any doubt, ReproNovo may delegate its rights and obligations under this Agreement to any of its Affiliates, including ReproNovo Pharmaceuticals Inc., in order to carry out activities contemplated by this Agreement; it being understood that ReproNovo shall remain liable for the performance by any such Affiliate(s) of its obligations hereunder and nothing herein shall discharge ReproNovo from performing its obligations under this Agreement.
14.
TERM AND TERMINATION
14.1
This Agreement shall become effective on the Effective Date and, subject to Sections 14.2, 14.3 and 14.4, shall continue in full force and effect on a country-by-country basis until the expiration of the Royalty Term in each such country in the Territory (the “Term”). After expiration of the Term on a country-by-country basis, the rights and licenses granted by Mereo to ReproNovo under Section 2.1 to develop, manufacture and commercialize the Product in the Field throughout the Territory shall convert to an irrevocable, exclusive, royalty-free, fully paid-up, non-terminable right and license, with the right to grant sublicenses (through multiple tiers).
14.2
This Agreement may be terminated at any time by either Party on written notice if:
14.2.1
the other Party is in material breach of any obligations, terms or conditions hereunder and, in the case of a breach capable of remedy, it shall not have been remedied by the defaulting Party within [***] of written notice specifying the breach and requiring its remedy; or
14.2.2
if the other Party (a) voluntarily commences any action or seeks any relief regarding its liquidation or dissolution under any bankruptcy or insolvency or similar law, (b) proposes a written agreement of composition or extension of its debts, or (c) admits in writing its inability generally to meet its obligations as they fall due in the general course; or

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14.2.3
if a proceeding is commenced or an order, judgement or decree is entered seeking the liquidation, reorganization, dissolution or similar act or any other relief under any bankruptcy, insolvency or similar law against the other Party, without its consent, which continues un-dismissed or un-stayed for a period of [***].
14.3
ReproNovo may terminate this Agreement by providing Mereo with [***] prior written notice, provided that no such termination notice may be issued until on or after the first anniversary of the Effective Date.
14.4
To the extent not prohibited by Applicable Law, Mereo may terminate this Agreement immediately upon written notice to ReproNovo if ReproNovo, its Affiliates, or its Sublicensees bring, or actively support a Third Party’s efforts to bring, an action (including any interference or opposition proceedings) in a patent office or court challenging the validity, scope, enforceability or extension of any Patents forming part of the Mereo Intellectual Property.
15.
RIGHTS ON TERMINATION
15.1
Any provisions required for the interpretation or enforcement of this Agreement shall survive the expiration or termination of this Agreement. Expiration or termination of this Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination and shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and for the avoidance of doubt, the provisions of Sections 1, 10, 12, 13, and 17 through 19 shall survive the expiration or termination of the Agreement.
15.2
In the event of termination of this Agreement by either Party:
a.
Subject to ReproNovo’s right to sell remaining inventory as described herein, all rights and licenses granted by the Parties hereunder shall terminate on the effective date of expiration or termination of this Agreement. In the event of termination by ReproNovo in accordance with Section 14.3, from and after the effective date of expiration or termination of this Agreement and for a period of six (6) months, notwithstanding anything contained herein to the contrary, ReproNovo shall be permitted, on a non-exclusive basis, to continue distributing, marketing and selling remaining inventory of Product held by ReproNovo; provided, that ReproNovo shall continue to be obligated to pay Mereo in respect of such Product in accordance with Section 4 during such time period.
b.
ReproNovo shall and hereby does effective as of the effective date of termination (other than any expiration pursuant to Section 14.1 or termination by ReproNovo pursuant to Section 14.2), and shall procure that its Affiliates and Sublicensees shall:
(i)
grant Mereo an exclusive, royalty free license, with the right to grant multiple tiers of sublicenses, under any Intellectual Property Rights Controlled by ReproNovo, its Affiliates and its Sublicensees necessary or useful for the development and commercialisation of the Product in the Field in the Territory, provided that: (1) the foregoing license shall

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exclude any license or other rights with respect to any active ingredient that is not the API unless the Product has been granted Regulatory Approval for use in combination with such other active ingredient in which case the license will include a license to the Intellectual Property Rights Controlled by ReproNovo, its Affiliates or Sublicensees necessary to allow Mereo to continue to commercialize such Product for use in such combination; and (2) Mereo shall be solely responsible for any payments (including royalties, milestones and other amounts) payable to Third Parties in respect of Third Party Intellectual Property Rights relating to the Product, insofar as such payments relate to the Intellectual Property Rights of ReproNovo, its Affiliates or their Sublicensees that are the subject of the license in this Section 15.2(b);
(ii)
where permitted by Applicable Law, transfer to Mereo all right, title, and interest in all Regulatory Submissions and Regulatory Approvals then Controlled by ReproNovo, its Affiliates or their Sublicensees and related to the Products, and provide to Mereo copies of all such Regulatory Submissions and Regulatory Approvals including correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotional documents, adverse event files, complaint files, and clinical data and other data contained or relied upon in any of the foregoing;
(iii)
notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in subparagraph (ii) above;
(iv)
ReproNovo shall assign to Mereo for no charge all ReproNovo Trade Marks that are being used exclusively in relation to the Product;
(v)
unless otherwise required by Applicable Law, at Mereo's election, ReproNovo shall transfer control to Mereo of all clinical studies with respect to the Products and ReproNovo shall continue to conduct such studies, at Mereo's cost, for up to [***] to enable such transfer to be completed without interruption of any such clinical study; provided that (1) Mereo shall not have any obligation to continue any clinical study except if required by Applicable Law, and (2) with respect to any clinical study for which such transfer would be inconsistent with Applicable Law or which relates to the API in combination with any other agent, ReproNovo shall, at Mereo's request, continue to conduct such clinical study to completion, at Mereo's cost; and
(vi)
the Parties shall negotiate in good faith the terms and conditions of a written transition agreement (“Transition Agreement”) pursuant to which they will effectuate and coordinate a smooth and efficient

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transition of relevant obligations and rights to Mereo as reasonably necessary for Mereo to exercise its licenses pursuant to Section 15.2(b). Such Transition Agreement shall include provisions to ensure the transfer to Mereo, or a Third Party nominated by Mereo, of the manufacturing process then being used by or on behalf of ReproNovo to make the Product.

16.
NOTICES
16.1
All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 16.1, by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid. A copy of such notices and communications shall be sent to the respective Parties by email, to the following email addresses, or to such other email addresses as may be designated by the Parties in writing from time to time.

To Mereo:	Mereo BioPharma 2 Limited [***] With a copy to: Email: [***] With a further copy to [***]
To ReproNovo:	ReproNovo SA [***] With a copy to: [***]

All notices shall be deemed given and received (a) if delivered by hand, immediately, (b) if sent by mail, ten (10) Business Days after posting, or (c) if delivered by express courier service, three (3) Business Days in the jurisdiction of the recipient.

17.
DISPUTE RESOLUTION
17.1
If any dispute arises between the Parties in regard to any aspect of this Agreement or the termination or purported termination of this Agreement, the Parties agree to attempt to resolve the matter amicably. If the Parties are unable to find a resolution within thirty (30) days from the notice of a dispute, then each Party shall refer the dispute to their respective senior officers. The Parties shall then have a further thirty (30) days to resolve the dispute. Any final decision mutually agreed by the senior officers shall be conclusive and binding on the Parties. If the Parties cannot resolve any dispute pursuant to this Section 17.1, either Party may seek to resolve the dispute in accordance with Section 17.2.

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17.2
If any dispute is not resolved as provided in the preceding paragraph, whether before or after termination of this Agreement, it shall be referred to and finally resolved by binding arbitration under the Rules of the LCIA, which Rules are deemed to be incorporated by reference into this Section 17. The number of arbitrators shall be one if the Parties can jointly select a single arbitrator. If, within thirty (30) days following the date upon which a claim is received by the respondent, the Parties cannot agree on a single arbitrator, the number of arbitrators will be three determined as follows: one arbitrator will be appointed by each Party and the third arbitrator will be appointed by the two Party-appointed arbitrators. If either Party fails to select an arbitrator, or if the Party-appointed arbitrators cannot agree on a third arbitrator within sixty (60) days of the respondent receiving the claim, such arbitrator will be appointed by the LCIA, according to its Rules. The seat, or legal place, of arbitration shall be London, UK. The language to be used in the arbitration shall be English. Notwithstanding the provisions of this Section 17.2: (a) each Party shall have the right to seek interim, preliminary or provisional relief, including injunctive relief or other equitable relief in any court of competent jurisdiction as such Party deems necessary to preserve its rights and to protect its interests and to enforce any arbitral award in any court of competent jurisdiction, and (b) any dispute in respect of the validity of Intellectual Property Rights shall not be subject to this Section 17.2, but shall be determined by the national court of the country in which such Intellectual Property Right exists.
18.
GOVERNING LAW & JURISDICTION
18.1
All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, construed exclusively in accordance with, and enforced in accordance with the laws of England and Wales without reference to conflicts of laws principles.
19.
GENERAL
19.1
This Agreement together with its Schedules contains the entire agreement between the Parties and supersedes all previous agreements and understandings between them in respect of this Product. No amendment, change, modification, extension, termination or waiver of the Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.
19.2
The waiver by either Party hereto of any right hereunder or the failure to perform, or of a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. Any such waiver shall not be effective unless set forth in writing duly executed by or on behalf of the Party providing such waiver.
19.3
This Agreement together with its Schedules attached hereto, embodies the entire understanding between the Parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the Parties hereto relating to the subject matter of the Agreement which are not fully expressed herein.
19.4
Any of the provisions of the Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such

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jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of the Agreement in any other jurisdiction and, in lieu of such invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.
19.5
Except as provided in Section 8, this Agreement shall be binding upon and inure solely to the benefit of the Parties and each Party’s respective heirs, successors, permitted assigns and representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy hereunder.
19.6
It is expressly agreed that Mereo and ReproNovo shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Each Party acknowledges and agrees that such Party is not authorized to, and shall not, incur any liability for which the other Party may become directly, indirectly or contingently liable, nor shall it, except as explicitly provided in this Agreement, hold themselves out as having authority to represent or act on behalf of the other Party in any capacity whatsoever, nor shall the relationship between the Parties be construed as a co-partnership, joint venture or principal-agent relationship. The relationship of Mereo and ReproNovo under this Agreement shall be that of independent contractor.
19.7
Notwithstanding anything contained in this Agreement to the contrary, in the event of any actual or threatened breach of any of the covenants or agreements in this Agreement, the Party who is or is to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
19.8
Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
19.9
This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
19.10
The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be delivered to the other Party by facsimile or electronic transmission thereof and such electronic signatures shall be deemed to bind each Party hereto as if they were original signatures.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

REPRONOVO SA

By: [***]

Name: [***]

Title: [***]

By: [***]

Name: [***]

Title: [***]

MEREO BIOPHARMA 2 LIMITED

By: [***]

Name: [***]

Title: [***]

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